FILE NO. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            Name: USA REIT Fund, LLC

Address of Principal Office (No. & Street, City, State, Zip Code):

                                   Suite 2930
                                     Box 793
                              Bay Wellington Tower
                                    BCE Place
                                 181 Bay Street
                        Toronto, Ontario, Canada M5J 2T3

Telephone Number (including area code):       (416) 642-6000

Name and address of agent for service of process:

                                Maureen A. Miller
                     Vedder, Price, Kaufman & Kammholz, P.C.
                            222 North LaSalle Street
                             Chicago, Illinois 60601
Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES [X]             NO [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Toronto, and the Province of Ontario, Canada on the 11th day of September, 2003.

Attest:                                             USA REIT Fund, LLC
/s/ Moyra E. MacKay                                 /s/ Peter A. Braaten
    Secretary                                           Director
    USA REIT Fund, LLC                                  USA REIT Fund, LLC